EXHIBIT 21
    SUBSIDIARIES OF THE REGISTRANT




			(1)	DBA/Delaware Systems Corporation
				100% Owned Subsidiary
				Incorporated in the State of Delaware

			(2)	LTM Corporation
				100% Owned Subsidiary
				Incorporated in the State of Ohio

			(3)	Energy/Environmental Research Group, Inc.
				100% Owned Subsidiary
				Incorporated in the State of Arizona
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